UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 15, 2011

Commission	Exact name of registrant as specified in its charter	State of	I.R.S. Employer
File Number	and principal office address and telephone number	Incorporation	Identification No.

1-16163	WGL Holdings, Inc.	Virginia	52-2210912
101 Constitution Ave., N.W.
Washington, D.C. 20080
(703) 750-2000

0-49807	Washington Gas Light Company	District of	53-0162882
	101 Constitution Ave., N.W.	Columbia
	Washington, D.C. 20080	and Virginia
(703) 750-4440

Former name or former address, if changed since last report: None
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
On April 15, 2011, Washington Gas Light Company (Washington Gas), a wholly owned subsidiary of WGL Holdings, Inc. (WGL Holdings), filed an application with the Maryland Public Service Commission (PSC of MD) requesting authority to increase its rates and charges and to revise the terms and conditions applicable to gas service in Maryland.
This application seeks to establish new base rates and charges that will increase annual operating revenues by approximately $30.0 million, resulting in an overall rate of return of 8.59% and a return on common equity of 10.45%. This compares to the overall rate of return of 8.2% and return on common equity of 10.0% as authorized by the PSC of MD in its Final Order issued to Washington Gas on November 16, 2007.
Washington Gas has also included a request for approval of a rate adjustment mechanism to recover costs associated with the accelerated replacement of transmission and distribution pipe designed to enhance safety and system reliability in a manner that does not financially burden Washington Gas or its customers. Washington Gas also proposes certain changes to its general service provisions which include: (i) payments; (ii) submetering; (iii) installation of service pipes and connections; (iv) economic evaluation of facilities extensions; (v) purchased gas charge and (vi) automatic payment plan. In addition, Washington Gas also proposed two new general service provisions pertaining to the balancing for natural gas-fired generating stations and the implementation of the accelerated pipe replacement plan rider.
On April 18, 2011, Washington Gas received an order from the PSC of MD related to this rate filing suspending the proposed rates and charges and the proposed changes in the terms and conditions for gas service for an initial period of 150 days following the 30 day notice period.
A copy of the Washington Gas news release announcing the rate application filing is attached hereto as an Exhibit 99.1 to this report.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits
99.1 News Release issued April 15, 2011
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this Report to be signed on their behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc. and Washington Gas Light Company (Registrants)
Date: April 19, 2011
William R. Ford
Controller (Principal Accounting Officer)